AMENDMENT TO LICENSE AGREEMENT

     This Amendment to License Agreement, dated as of 31st October 1997, is by and among Applied Research Systems ARS Holding N.V. ("ARS"); Laboratoires Serono S.A. ("LSA"), the successor in interest to Serono Diagnostic S.A. ("Diagnostic") (ARS, LSA and any successor thereof being collectively referred to as the "Serono Companies") and Quantech Ltd. ("Quantech"), the successor in interest to Spectrum Diagnostics, S.p.A. ("Spectrum").

RECITALS:

A. The Serono Companies and Quantech are parties to the License, Sublicense and Purchase Agreement dated November 7th, 1991, attached as Exhibit A (the "License Agreement").

B. Section 2 (a) (i) of the License Agreement reserves from the scope of the license granted to Spectrum thereunder, among other reservations, a right to develop and commercialize the SPR technology for the development of products to be marketed in the name of the Serono Companies and/or Serono Affiliates (the "SPR License Reservation").

C. Section 2 (d) of the License Agreement sets forth a series of benchmarks of aggregate payments (the "Minimum Royalties") and Section 4(b) of the License Agreement sets forth sublicense, assignment and transfer royalties (the "Transfer Royalties").

D. Section 2 (e) of the License Agreement grants the Serono Companies and Serono Affiliates the right to demand a royalty-free right to use any technology Spectrum has developed with respect to SPR (the "Grant Back License"), subject to certain reservations.

E. Upon an Event of Default, Section 10 of the License Agreement (the "Default Provision") provides that the license rights granted to Spectrum shall terminate and revert back to the Serono Companies.

F. The Serono Companies and Quantech wish to amend and restate the License Agreement as it concerns the SPR License Reservation, the Minimum Royalties, the Transfer Royalties, the Grant Back License, and the Default Provision.



In consideration of the agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. All of the defined terms in the License Agreement shall have the same meanings in this Amendment to License Agreement.

2. SPR License Reservation. Upon Payment to the Serono Companies pursuant to Section 2(d) of the License Agreement of Minimum Royalties of at least $1,000,000 in the aggregate by December 31, 1997, the Serono Companies, on behalf of themselves and the Serono Affiliates, shall waive all of their rights under the SPR License Reservation.


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3.       Minimum Royalties.  Section 2 (d) of the License Agreement shall be amended to read as follows:

                  (d) Minimum Royalty: Notwithstanding anything stated in this Agreement to the contrary, in the event that the royalty payments actually paid to the Serono Companies by Spectrum and/or any Third Party Transferee pursuant to Section 4 of this Agreement do not equal the following amounts: (a) at least $500,000 in the aggregate by December 31, 1993; (b) at least $850,000 in the aggregate by December 31,1995; (c) at least $1,000,000 in the aggregate by December 31, 1997;
         (d) at least $1,150,000 in the aggregate by December 31, 1998; and (e) at least $1,300,000 in the aggregate by December 31, 1999, then each time one of the first three of such benchmarks is not met, the cumulative royalties to be paid to the Serono Companies pursuant to
         Section  4(d) hereof  shall be  increased  by two million  ($2,000,000)
         dollars so that if all three initial benchmarks are not met, the cumulative royalties payable to the Serono Companies pursuant to
         Section 4(d) hereof shall be increased from eighteen million ($18,000,000) dollars to twenty-four million ($24,000,000) dollars. Also if any one of the first three of such benchmarks is not met the restrictions on the Serono Companies pursuant to Section 2(a)(i) hereof that provide only the Serono Companies and/or Serono Affiliates shall be allowed to market products developed pursuant to the retention of the right to develop and commercialize SPR shall lapse. If Spectrum shall receive any lump sum payment from any Third Party Transferee under a Transfer Agreement prior to December 31, 1999, then Spectrum shall accelerate payment of the minimum royalties set forth in this
         Section 2(d) by paying up to twenty percent (20%) of such lump sum payment to the Serono Companies. It is expressly understood that such lump sum payments do not give rise to any additional royalty obligations than would otherwise be payable to the Serono Companies under Section 4(b) and shall not increase any aggregate minimum royalties payable under this Section 2(d).

4. Section 4(b)(B) of the License Agreement shall be restated to read as follows:

                  (B) Commencing on July 2, 1996, each Third Party Transferee shall pay Third Party Royalties to Diagnostic equal to the 15%

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         Royalties.  The obligation of Spectrum and any  subsequent  Third Party
         Transferees to pay Third Party Royalties to the Serono Companies shall terminate only in accordance with subparagraph 4(d) below.

5. Grant Back License. Section 2 (e) of the License Agreement shall be amended to read as follows:

                  (e) Spectrum Obligation to provide technology: Upon termination of this Agreement under Section 10 below, the Serono Companies shall be entitled to a royalty-free license to make, use and sell whatever technology Spectrum has developed with respect to SPR, provided that such license shall be subject to the terms and conditions of any Preferred Transfer Agreement (as that term is defined in Section 6 of the Amendment to License Agreement) which is in force and effect at the time of such termination of this Agreement. This royalty-free license shall not extend to any technology and/or data and/or patents which Spectrum developed with a third party and with respect to which the third party retained a proprietary right.


6. Default Provision. Upon an Event of Default under the Default Provision, any sublicense granted by Quantech to a Preferred Third Party Transferee under a Preferred Transfer Agreement prior to the Event of Default shall survive termination of the license and sublicense rights in the Licensed SPR Technology granted to Spectrum and reversion of such license and sublicense rights to the Serono Companies under the Default Provision, and such Preferred Transfer
         Agreement shall continue in full force and effect under its own terms and conditions. For purposes of this Section 6, a "Preferred Third Party Transferee" shall be any third party which had assets of $100 million or more at the end of the third party's fiscal year immediately preceding the execution of such Transfer Agreement.
         For purposes of this Section 6, a "Preferred Transfer Agreement" shall be any Transfer Agreement with a Preferred Third Party Transferee which is approved by LSA, which approval will not be unreasonably withheld.


7. Execution in Counterparts. This Amendment to License Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to License Agreement as of the date first above written.

APPLIED RESEARCH SYSTEMS            LABORATOIRES SERONO S.A.
 ARS HOLDING N.V.


/s/ Reginald Schotborgh
/s/ S. Antonius-Soedhoe
                                    /s/ T.P. Verhassee
By Reginald Schotborgh/             By T.P. Verhassee
   S. Antonius-Soedhoe
Its Managing Directors              Its Senior Vice President of Operations




QUANTECH LTD.
                                     /s/ Jacques Theurillat
                                     By Jacques Theurillat
                                     Its Director
/s/ Gregory G. Freitag
By Gregory G. Freitag

Its COO and CFO